EXECUTION COPY

Letter Agreement

To:

Epiphany Funds

306 West Seventh Street, Suite 616

Fort Worth, Texas  76102

Dear Board Members:

You have engaged us to act as the investment adviser to the Epiphany FFV Fund, Epiphany FFV Focused Fund, Epiphany FFV Strategic Income Fund and Epiphany Large Cap Core Fund (collectively the “Funds”) pursuant to an Investment Advisory Agreements dated as of December 28, 2009 (for the Epiphany FFV Focused Fund, Epiphany FFV Strategic Income Fund and Epiphany Large Cap Core Fund) and January 29, 2010 (for the Epiphany FFV Fund) (together the “Agreements”).

Through February 28, 2013, we hereby contractually agree to waive management fees and/or reimburse the Funds for expenses they incur, but only to the extent necessary to maintain the Funds' total annual operating expenses (excluding brokerage fees and commissions; borrowing costs such as (a) interest and (b) dividends on securities sold short; taxes; indirect expenses incurred by the underlying funds in which the Funds invest; and extraordinary expenses) at:

1.00% of the average daily net assets for Class I Shares of the Epiphany FFV Strategic Income Fund;

1.25% of the average daily net assets for Class A and C Shares of the Epiphany FFV Strategic Income Fund and Class I Shares of the Epiphany Large Cap Core Fund;

1.50% of the average daily net assets for the Class I shares of the Epiphany FFV Fund and Epiphany FFV Focused Fund and Class A Shares of the Epiphany Large Cap Core Fund;

1.75% of the average daily net assets of the Class A and Class N Shares of the Epiphany FFV Fund and the Epiphany FFV Focused Fund;

2.00% of the average daily net assets of the Class C Shares of the Epiphany FFV Strategic Income Fund;

2.25% of the average daily net assets of the Class C Shares of the Epiphany Large Cap Core Fund; and

2.50% of the average daily net assets of  the Class C Shares of the Epiphany FFV Fund and Epiphany FFV Focused Fund.

for that period.

Any waiver or reimbursement by us is subject to repayment by the Fund within the three fiscal years following the fiscal year in which the expenses occurred, if the Fund is able to make the repayment without exceeding its current expense limitations and the repayment is approved by the Board of Trustees.

Very truly yours, TRINITY FIDUCIARY PARTNERS LLC By: __________________________________ Name: Samuel J. Saladino, III Title: President

Acceptance

The foregoing Agreement is hereby accepted.

EPIPHANY FUNDS By: ___________________